Exhibit 10.15

Employment Agreement

     Bay Cities Bank (“Employer” or the “Bank”) desires to employ Gregory W. Bryant (“Employee”), Employee desires to be employed with Employer and each party desires to reduce their agreement to writing. This Employment Agreement for employment is therefore entered into between Employee and Employer on this 1st day of January, 2003.

     In return for the mutual promises set forth herein, Employer and Employee mutually agree as follows:

     1.     Compensation. Employer employs Employee in the position of President and Chief Executive Officer effective January 1, 2003, at the initial rate of compensation of $11,666.66 per monthly pay period (“base compensation”). Such rate of compensation may be changed only by the mutual written consent of Employer and Employee.

     2.     Devotion to Employment. Employee agrees to devote his full time and best effort to the successful functioning of Employer and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as President and Chief Executive Officer, including, but not limited to, (a) building and maintaining a quality management team; (b) managing Bank personnel; (c) serving as a member of Employer’s Board of Directors (“Board”), if and when elected to such a position; (d) serving on such committees as appointed by the Board from time to time; (e) keeping the Board informed of important developments concerning the Bank; (f) establishing and implementing marketing efforts to increase the business of the Bank; (g) maintaining adequate expense records relating to Employee’s activities on behalf of Employer; (h) conducting and undertaking all other activities, responsibilities and duties normally expected to be undertaken and accomplished by the President and Chief Executive Officer of a financial institution similar in scope and operation to the Bank’s business; and (i) such additional duties as may be assigned to him, from time to time, by the Chairman of the Board, or his designee, or by the Board, to the best of his ability, experience and talent and in a manner satisfactory to Employer. Further, Employee agrees to subject himself at all times during the period of service to the direction and control of Employer and its agents in respect to the work to be done. Employee shall at all times conduct himself in a manner that will reflect positively upon the Bank. In addition, Employee will join and maintain membership in such social and civil organizations as Employee and the Chairman of the Board deem appropriate to foster the Bank’s contacts and business network in the community. The Chairman of the Board will perform a review with regard to performance and a possible increase in the rate of compensation or a bonus at the end of the business year at the discretion of the Chairman of the Board. The review by the Chairman of the Board will be based upon the performance of Employee and the performance of Employer under his direction.

     3.     Duration of Employment. The initial term of this Employment Agreement shall be for two (2) years from January 1, 2003 (the “Effective Date”). Upon each new day of the twenty-four (24) month period of employment, from the Effective Date until Employee’s 65th birthday, the term of this Agreement shall be automatically extended for one additional day, to be added to the end of the then-existing twenty-four (24) month term. Accordingly, at all times prior to either a notice of termination or actual termination, the term of this Agreement shall be twenty-four (24) months. Except as hereinafter provided; at any time, after one (1) year from the date hereof,

a. Employee may, upon giving not less than ninety (90) days written notice to Employer, terminate his employment under the terms of this Employment Agreement; and

b. Employer may, upon giving not less than ninety (90) days written notice to Employee, terminate his employment under the terms of this Employment Agreement, provided, however, that such termination is based upon the unsatisfactory performance of the terms of this employment by Employee.

c. In the event of a “change of control” as defined in paragraph 4 below, and in the event Employee is terminated for reasons other than “for cause” as defined in this paragraph within two (2) years immediately after the completion of a “change of control” of Employer, then Employer agrees that it shall continue to pay Employee his full salary and bonus for the remaining term of this Employment Agreement. Cause is defined as the occurrence of one or more of the following events:

(1) The death of Employee;

(2) Employee’s willful misconduct, intentional failure to perform the duties stated in this Agreement, violation of any law (other than minor traffic violations or misdemeanors not related to theft or personal dishonesty), or violation of a cease and desist order;

(3) Employee’s commission of any crime involving dishonesty or moral turpitude;

(4) Misconduct, including but not limited to, insubordinate behavior, by Employee in the performance of his job duties and responsibilities;

(5) Any conduct by Employee of a nature that reflects negatively upon Employer or that would prevent Employee from being able to adequately perform his job duties and responsibilities;

(6) Employee’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in Employer’s absolute discretion, determined; or

(7) Employee’s material breach of any of Employer’s established operating policies and procedures as determined in the Employer’s absolute discretion.

d. Employee agrees that Employer’s payment of any of the amounts described in this paragraph 3 c. shall be contingent upon Employee, at the time of termination of employment, executing a written release (in a form satisfactory to Employer) of any and all claims that Employee may have against Employer, its officers, directors, shareholders, agents and employees.

e. Employee further agrees that Employer’s payment of any of the amounts described in this paragraph 3 c. shall also be subject to Employee’s post-termination cooperation. Such cooperation shall include, but not be limited to the following:

(1) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer, a customer, vendor and/or any other third parties (including, without limitation, serving as a witness in court or other proceedings).

(2) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency.

     4.     Change of Control. For purposes of this Employment Agreement, “change of control” shall be defined as the transfer (by merger, purchase, issuance of new shares or otherwise), within a one hundred and eighty (180) day period of more than 75% of the outstanding shares of common stock of Florida Business BancGroup, Inc. or Employer to a person or persons not controlled, directly or indirectly, by the non-transferring shareholders of Employer. For the purpose of this paragraph, “person” shall be defined to include any entity, including corporations, partnerships, limited liability companies, limited partnerships and limited liability partnerships. For purposes of this paragraph, the “non-transferring” shareholders of Employer shall be deemed to “directly or indirectly control” a person if such person shall be obligated to vote his/her/its shares at the collective direction of the non-transferring shareholders.

     5.     Employee Benefits. Employee, during his employment, will enjoy the employee benefit program provided by Employer for similarly situated employees, as it may be amended from time to time, except as otherwise provided herein. Employer agrees to provide health insurance coverage to Employee. Employee will be eligible for up to four (4) weeks vacation with pay during his employment under this Employment Agreement in order to be able to rest and relax and get his mind off of the job in order to return to the job refreshed and enthusiastic about the work ahead. Such vacation time must be taken between January and December and will not be carried into a new calendar year.

     6.     Incentive Stock Option Program. Employer will designate Employee as a key employee eligible for the grant of incentive stock options under the Key Employee Stock Compensation Program (“Stock Option Program”). In that regard Employer will grant to Employee, under the terms of the Stock Option Program, an option to acquire a minimum total of 50,000 shares of Florida Business BancGroup, Inc. stock, to be vested over a four year period and at a strike price of $10.00 per share. While grants may occur periodically, the aggregate number of shares granted shall total at least 50,000 by December 31, 2005 if Employee remains an employee of Employer. Otherwise, the grant of the stock options shall be made strictly in accordance with the terms of the Stock Option Program, as it may be amended from time to time. The grant of the options referred to in this Section 6 shall not preclude the grant of additional options under the Stock Option Program or any other program or plan adopted by Employer.

     7.     Annual Physical Examination. Employee agrees to take a complete annual physical examination during each year of his employment with Employer. Employer agrees to reimburse employee for the cost of such physical in an amount not to exceed $300 once during each year of employee’s employment under the terms of this Employment Agreement.

     8.     Expenses. Employer agrees to reimburse Employee for reasonable and necessary business expenses incurred in performing his duties under the terms of this Employment Agreement. Employer will promptly reimburse Employee for authorized expenses, according to the Bank’s established policies, after Employee’s presentation of an itemized account of such expenditures supported by appropriate documentation.

     9.     Automobile. Employer agrees to provide Employee with an automobile for the use of Employee in carrying out his duties of employment with Employer. The make and model of the automobile will be one that is mutually agreeable to the Chairman of the Board and Employee, but shall be a relatively new and “middle class/upscale” vehicle. Employer will be responsible for insurance, maintenance, repairs and gas and oil on such vehicle. Employee shall be responsible for apportioning time allocated for personal use for purposes of compliance with the Internal Revenue Code of 1986, as amended. Employee will be responsible for returning the car to Employer in the same condition as it was received by him, reasonable wear and tear excepted.

     10.     Luncheon Club Membership. Employer will provide Employee with a membership in the Centre Club for his use while employed by Employer, subject to approval and acceptance of Employee’s membership application by the club. All charges incurred for which reimbursement is sought by Employee shall be incurred in connection with activities performed exclusively on behalf of Employer in connection with the performance of the duties pertaining to the office and position of Employee and shall be supported by appropriate documentation.

     11.     Country Club Membership. Employer will provide Employee with a membership in the Avila Golf and Tennis Club for his use while employed by Employer, subject to approval and acceptance of Employee’s membership application by the club. All charges incurred for which reimbursement is sought by Employee shall be incurred in connection with activities performed exclusively on behalf of Employer in connection with the performance of the duties pertaining to the office and position of Employee and shall be supported by appropriate documentation.

     12.     Educational Expenses. Employer will reimburse Employee for admission or attendance fees for educational meetings or seminars offered by such organizations as the Florida Bankers Association so long as such fees are incurred in connection with activities performed exclusively on behalf of employer in connection with the performance of the duties pertaining to the office and position of Employee and are supported by appropriate documentation.

     13.     Employee Duties. As part of the consideration for this Employment Agreement, Employee agrees to comply with, and abide by, such rules and directives of Employer as may be established from time to time, and recognizes the right of Employer, in its sole discretion, to change, modify or adopt new policies and practices affecting the employment relationship, not inconsistent with this Employment Agreement.

     14.     Required Provisions by Regulation. Employer and Employee acknowledge that the laws and regulations governing the parties require that certain provisions be provided in each employment agreement with officers and employees of the Bank. The parties agree to be bound by the following provisions:

a. Suspension/Temporary Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 655.037, Florida Statutes, or under Section 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818[e][3] and [g][1], the Employer’s obligations under this Employment Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Employer may, in its discretion:

(1) pay Employee all or part of his compensation withheld while the obligations under this Employment Agreement were suspended; and

(2) reinstate (in whole or in part) any of Employer’s obligations which were suspended.

b. Permanent Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 655.037, Florida Statutes, or Section 8(e) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818[e][4] or [g][1]), all of Employer’s obligations under this Employment Agreement shall terminate as of the effective date of the order, but Employee’s vested rights, if any, shall not be affected.

c. Default Under FDIA. If Employer is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Employment Agreement shall terminate as of the date of the default, but this subsection of this Employment Agreement shall not affect Employee’s vested rights, if any.

d. Regulatory Termination. All obligations under this Employment Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Employment Agreement is necessary for the continued operation of Employer:

(1) by the Director or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(2) by the Department or the Director or his/her designee, at the time the Department or the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.

Any of Employee’s rights that have already vested, however, shall not be affected by such action. For purposes of this subsection 14(d) of the Employment Agreement, the term “Director” shall mean the Director of the FDIC.

     15.     Disputes. Employee and Employer mutually agree that in the event of an alleged breach of this Employment Agreement, or any other complaint, grievance, charge, or alleged unfair, improper, discriminatory, or illegal action by Employer, including, but not limited to allegations of discrimination, harassment, including sexual harassment, retaliation of any kind, including workers compensation retaliation, defamation, violation of public policy or any law, etc., the parties mutually desire for such alleged breach or complaint to be resolved amicably, if possible, and without the need for recourse to expensive, time-consuming public litigation. Based upon this mutual desire, the parties have provided for the exclusive final and binding arbitration procedure provided herein and all such matters shall be resolved as provided in this paragraph 15. Such arbitration shall be the exclusive remedy for any claimed breach of this Employment Agreement or any matter relating to their employment relationship, and the parties specifically waive their rights to enforce this Employment Agreement or any other claim arising in connection with the employment relationship and termination of the employment relationship in any other forum through any administrative or civil action, whether for equitable, legal or other relief. The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but to injunctive relief to enjoin the actions of the breaching party, as well as attorneys fees and costs. It is agreed that this provision does not preclude Employee from filing a complaint or charge with any federal or state agency.

a. Hold Harmless. Employer and Employee are desirous of fulfilling all obligations under this Employment Agreement, and desirous of fully complying with any and all laws, statutes, regulations and judicial decisions regulating the employment relationship. The parties therefore agree that any alleged unfair, improper or illegal action by Employer can and should be resolved quickly, with a minimum of outside interference by third parties, through the Arbitration Procedure set forth herein, as it may be amended in writing from time to time, which establishes the exclusive procedure for resolution of such matters. Employee and Employer agree to use the Arbitration Procedure for all claims as provided herein and hereby waive any and all claims not raised through this procedure. Employee and Employer further agree to hold each other and the arbitrator harmless for any loss, cost or expense, including reasonable attorneys fees, which the other might become obligated to pay because of a failure of the other to utilize the exclusive Arbitration Procedure provided herein for the resolution of all matters as provided for herein. Employee and Employer further agree to hold the arbitrator harmless for any loss, cost or expense, including reasonable attorneys fees, as a result of the utilization of this exclusive arbitration procedure.

b. Arbitration Procedure

(1) The parties mutually agree that in the event of any claimed breach of this Employment Agreement, or other claim or cause of action by either party not excluded from this Employment Agreement, which is not informally resolved between themselves, the party making the claim shall have the obligation to submit such claim to final and binding arbitration, in accordance with the Rules of the American Arbitration Association, and notice of such submission shall be given to the other party, by certified mail, return receipt requested, no later than ten (10) calendar days following the date that one party notifies the other that informal efforts have failed. Such arbitration shall be the exclusive means for remedying any alleged claims under this Employment Agreement. Notice of submission of any issue to arbitration shall be given no later than three hundred and sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. It is agreed that failure to do so shall result in the irrevocable waiver of the alleged claims.

(2) The parties have mutually agreed upon a permanent panel of arbitrators, consisting of the following individuals:

Charles W. Ross
Charles H. Frost
Cary R. Singletary

Upon notice of submission to arbitration, the party seeking relief shall strike one name from the above panel. The second party shall then strike a second name. The third individual shall be asked to serve as impartial arbitrator. Failure by either party to strike an arbitrator within five (5) working days following notice shall be deemed an acceptance of the remaining arbitrators and the other party shall select an arbitrator of his/her/its choice and ask the arbitrator to serve as impartial arbitrator. In the event the arbitrator initially selected is unable to serve, then in reverse alphabetical order, starting with the first letter in the alphabet, the remaining arbitrators on the panel may be designated to serve. In the event that no panelist is able or willing to serve, either party may request a panel of arbitrators from the American Arbitration Association and an arbitrator shall be selected in accordance with its rules. The costs of arbitration, including the cost of a court reporter and transcript, if one is ordered, shall be borne equally by the parties.

(3) Any decision or award of the arbitrator shall be strictly limited to the interpretation of the specific terms of this Employment Agreement, and to a determination of (a) whether the issue is arbitrable, (b) whether there was a violation of a specific right recognized in this Employment Agreement as alleged in the written claim, and (c) whether there was a violation of any constitution, statute, order, ordinance, rule or regulation recognized as being covered by this Employment Agreement and what remedy, if any, there should be. The arbitrator shall not explicitly or implicitly modify, change, add to or delete any of the terms and conditions of this Employment Agreement, nor substitute his judgment for that of the parties hereto. The arbitrator is free to make any award and grant any remedy that a court or administrative agency could grant or award for any breach of contract or any claim or cause of action recognized under this Employment Agreement. The arbitral proceedings shall be fair and regular. Employer and Employee agree to be bound by the arbitral decision. The decision of the arbitrator must be consistent with the purposes and policies of any law upon which a claim presented to arbitration is based. The arbitrator’s decision shall be final and binding upon both parties and enforceable in the United States District Court for the Middle District of Florida under the Federal Arbitration Act or the Circuit Court in and for the Thirteenth Judicial Circuit of Florida under the Florida Arbitration Code.

c. Timeliness. The parties hereto acknowledge the importance of the time limitations expressed herein, and no complaint shall be considered or deemed to exist that is not both timely filed and timely submitted to arbitration. The willingness of a party to submit an issue on the merits to an arbitrator shall not be interpreted as a waiver of any issue as to arbitrability.

     16. Compliance with Federal and State Laws. Executive agrees that he shall comply with all requirements of applicable federal and state banking and civil rights laws, including, but not limited to, those arising under Chapter 655, Fla. Stats., the Federal Deposit and Insurance Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, as amended, the Florida Civil Rights Act, the Americans with Disabilities Act, as amended, Equal Pay Act of 1963, as amended, the various whistle blower laws, Section 440.205, Fla. Stats., and the Age Discrimination in Employment Act of 1967, as amended. Executive agrees that he will not engage in any sort of harassment during the course of Executive’s employment with Employer, including, but not limited to sexual harassment. By Executive’s signature below, Executive hereby affirms that he has received an explanation of Employer’s anti-discrimination and anti-harassment policies as set forth in the current Employee Handbook and the Employer’s policies. Executive further affirms that he understands the Employer’s policies and the procedure whereby employees can complain of discriminatory or harassing behavior, and obtain redress for their complaints. Executive agrees that he will follow such policies and procedures, as they may be amended from time to time, and report to the persons charged with receiving such reports or complaints any instance of discriminatory or harassing behavior in or relating to the workplace, whether that behavior is directed at Executive or at another person, as explained in more detail in Employer’s policies against discrimination and harassment, as they may be amended from time to time. Executive will not retaliate against any employee for making an internal or external complaint about any conduct s/he believes is in violation of the Employer’s policies and procedures or the law.

     17.     Release of Existing Claims. Employee represents that he has no claims, charges, or causes of action presently accrued or pending against Employer and if any such claims or causes of action exist, Employee, in consideration of his employment, hereby releases Employer, its employees, agents, successors and assigns, from any and all such claims.

     18.     Successors and Assigns. This Employment Agreement shall be binding upon and inure to the benefit of Employer’s successors, assigns, parents, subsidiaries, affiliated or related organizations and be enforceable by Employer’s successors, assigns, parents, subsidiaries, affiliated or related organizations. Each and every reference to “Employer” in this Agreement shall be construed as including Employer’s successors, assigns, parents, subsidiaries, affiliated or related organizations.

     19.     Non-Coercion. Employee represents and agrees that he has not been pressured, misled, or induced to enter into this Employment Agreement based upon any representation by Employer or its agents not contained herein. Employee represents that he has entered into this Employment Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his agreement is freely given.

     20.     Severability. The provisions of Section 15 of this Employment Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Employment Agreement. Any paragraph, phrase or other provision of this Employment Agreement that is determined by a court of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Employment Agreement. The invalidity of any portion of this Employment Agreement shall not affect the validity of the remaining portions.

     21.     Entire Agreement. This Employment Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral. Furthermore, this Employment Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Employment Agreement signed by the Employee and the Chairman of the Board.

     22.     Notices. All notices hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the respective parties at their last known addresses.

     23. Duplicate Originals. This Employment Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

     24.     Venue. The parties hereto acknowledge that this Employment Agreement is enforceable in the state and federal courts of Florida. The parties hereby waive any pleas of jurisdiction or venue as not being a resident of Hillsborough County, Florida, and hereby specifically authorize any action brought upon the enforcement of this Employment Agreement to be commenced or filed in Hillsborough County, Florida. Should enforcement of this Employment Agreement become necessary, the prevailing party shall recover his or its attorneys fees and costs incurred with regard to litigation involving any matters related to this Employment Agreement.

     25.     Termination for Good Reason. Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

a. A failure by Employer to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after a notice of such noncompliance has been given by Employee to Employer.

b. Subsequent to a Change of Control as defined in Section 4 of this Agreement, and without Employee’s express written consent, any of the following shall occur:

(1) The assignment to Employee of any duties which are materially inconsistent with Employee’s position, duties, responsibilities and status with Employer immediately prior to the Change of Control.

(2) The transfer of Employee to any location outside of the service area of Employer in which Employee was working immediately prior to the Change of Control.

(3) A reduction by Employer in Employee’s annual salary as in effect immediately prior to the Change of Control.

(4) A significant adverse change in any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which Employee is participating at the time of a Change of Control.

     26.     Separation Payment. If:

a. Employee terminates his employment for Good Reason;

b. Employee is terminated by Employer other than for cause (as defined in this Agreement); or

c. Employee is involuntarily terminated as a result of a Change in Control or a Change in Control occurs within twelve (12) months of Employee’s termination for Good Reason;

then in lieu of further salary payments to Employee subsequent to the date of termination, Employer shall pay to Employee, as separation pay, one (1) times Employee’s base compensation in effect immediately prior to termination. Said separation pay shall be spread over a one (1) year period and be made in substantially equal twice monthly installments. Further, Employer shall maintain in full force and effect, for a period of one (1) year subsequent to the date of termination, for the continued benefit for Employee, all benefit plans and programs in which Employee was the only employee of Employer entitled to participate immediately prior to termination. Further, Employer shall pay for the same or similar benefits if such benefits are available on a group or individual basis as a result of contractual or statutory provisions requiring or permitting such availability including, but not limited to, health insurance under COBRA. As to such benefit plans and programs which are generally applicable to employees of Employer, Employee shall be allowed to continue to participate in such benefit plans and programs for a period of one (1) year subsequent to the date of termination on the same terms applicable to all other employees at the expense of Employer.

     27.     Acceleration of Stock Options. Immediately upon termination of Employee, for reasons other than cause, by Employer, all options, previously granted to Employee and vested at the date of termination, to acquire shares of common stock of Florida Business BancGroup, Inc., shall remain vested. Further, Employee shall immediately be fully vested in all options previously granted which would have vested within a twelve (12) month period from the date of termination. All vested options not exercised within thirty (30) days from the date of termination shall expire.

     28.     Disability/Illness.

a. Illness. Employee shall be paid his full base compensation for any period of illness or incapacity; provided that such illness or incapacity does not render Employee unable to perform his duties under this Agreement for a period of longer than six (6) consecutive months. At the end of such six (6) month period, Employer may terminate Employee’s employment under this Agreement.

b. Disability. Employer is in the process of purchasing a disability policy to provide disability benefits to Employee.

     29.     Death During Employment. In the event of Employee’s death during the term of this Agreement, Employer’s obligation to Employee shall be limited to the portion of Employee’s compensation which would be payable up to the first working day of the first month after Employee’s death, except that any compensation payable to Employee under any benefit plan

(including Bank-owned life insurance with Employee identified as the beneficiary) maintained by Employer will be paid pursuant to its terms.

Gregory W. Bryant	A. Bronson Thayer Chairman of the Board Bay Cities Bank

A. Bronson Thayer Chairman of the Board & CEO Florida Business BancGroup, Inc.